PRESENTATION OF DENTSPLY PRO FORMA FINANCIAL INFORMATION

    The pro forma financial information for the year ended 31st December, 2000 and as at, and for the six months ended 30th June 2001, relating to DENTSPLY and included on pages F-72 to
F-80 of this document (the "DENTSPLY Pro Forma Financial Information") has been prepared on the basis that the acquisition of Friadent, the AZ Acquisition and the Degussa Dental Acquisition had been completed on 1st January, 2000 and taking into account a sale/leaseback of precious metals owned by Degussa Dental. These acquisitions are respectively described under "Description of DENTSPLY - History and Overview" and "The Degussa
Dental   Acquisition".   There  are  certain  limitations  relating  to  the
DENTSPLY Pro Forma Financial Information which are described in more detail in the DENTSPLY Pro Forma Financial Information and which include, in particular, the fact that complete stand-alone historical financial information was not available for the business acquired in the AZ Acquisition since that business had not previously been separately identified as an operating unit by AstraZeneca PLC.

             UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    These pro forma historical unaudited combined balance sheets and statements of income of DENTSPLY are provided for illustrative purposes only and, because of their nature, may not give a true picture of DENTSPLY's financial position or results.

    The pro forma unaudited combined balance sheets and statements of income and other selected financial and statistical information of DENTSPLY do not necessarily reflect the results of operations or financial results of DENTSPLY that would have actually resulted had the acquisitions referred to below been consummated as of the dates indicated and are not intended to project DENTSPLY'S financial condition or results for any future period.

     For the purposes of preparing the pro forma unaudited combined financial statements euro amounts appearing in the combined historical financial statements of Degussa Dental have been translated into U.S. dollars using an exchange rate of U.S.$1.00 = (euro)0.89 for the statement of income for the six months ended 30th June, 2001, U.S.$1.00 = (euro)0.85 for the balance sheet as of 30th June, 2001, and U.S.$1.00 = (euro)0.93 for the statement of income for the year ended 31st December, 2000.

    The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the combined historical financial statements of DENTSPLY and Degussa Dental which are included in this document. The unaudited pro forma combined statement of income for the year ended 31st December, 2000 also reflects the application of pro forma adjustments to a sale/leaseback of precious metals owned by Degussa Dental and to the historical financial information of two additional DENTSPLY acquisitions completed in 2001: Friadent GmbH ("Friadent"), a major global dental implant manufacturer, and AstraZeneca's dental injectible anesthesia business ("AZ"). The Friadent historical financial information was derived from Friadent's various operating units' audited statutory financial statements prepared in conformity with their respective country's generally accepted accounting principles ("GAAP") and was consolidated by DENTSPLY Management. Complete stand-alone historical financial information was not available for AZ since the business purchased was a carve-out of the AstraZeneca business and was not separately identified as an operating unit. As a result, the AZ historical financial information was derived from data presented in AZ's sale information memorandum and estimates made by Management.

     The unaudited pro forma combined financial statements as at and for the six months ended 30th June, 2001 and for the year ended 31st December, 2000 reflect the purchase in October 2001 of Degussa Dental for an expected final purchase price of (euro)576 million or US$530 million using the exchange rate at closing of 0.92 US$/euro, as if it had occurred on 1st January, 2000 and 30th June, 2001 for pro forma income statement and balance sheet purposes, respectively. In addition, the pro forma combined income statement for the year ended 31st
December, 2000 reflects the 12th January, 2001 purchase of Friadent for DM 220 million or US$106 million and the 1st March, 2001 purchase of AZ for US$96.5 million, as if they occurred on 1st January, 2000.

    Based on the unaudited pro forma combined financial information presented, the combined companies would have had assets of U.S.$1.7 billion, long-term debt of U.S.$825.1 million and stockholders' equity of U.S.$562.7 at 30th June, 2001. The combined companies would have also had sales of U.S.$720.4 million, net income of U.S.$66.3 million and diluted earnings per share of U.S.$1.26 during the six months ended 30th June, 2001 and sales, net income and diluted earnings per share of U.S.$1.5 billion, U.S.$91.8 million and U.S.$1.75, respectively, for the year ended 31st December, 2000. Additionally, based on the unaudited pro forma combined financial information and estimates made by DENTSPLY's Management regarding the historical depreciation and amortisation of the acquired companies, the combined companies would have had earnings before interest, taxes, depreciation and amortization, excluding unusual items, (EBITDA) of approximately U.S.$125 million and U.S.$253 million for the six months ended 30th June, 2001 and the year ended 31st December, 2000, respectively. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial information does not purport to represent the financial position or results of operations for the combined companies at any future date or for any future periods.

    The unaudited pro forma combined financial information, including the notes to the unaudited pro forma combined financial statements, should be read in conjunction with the historical consolidated financial statements and consolidated condensed financial statements of DENTSPLY and the combined financial statements of Degussa Dental, including the notes to these statements, included in this document. See the financial information on pages F-3 to F-69.

    The  Friadent  and AZ  acquisitions  have been  accounted  for,  and the
Degussa Dental acquisition will be accounted for, using the purchase method of accounting. The purchase price of Friadent and AZ, including actual fees and expenses related to the acquisitions, has been allocated to the tangible and identifiable intangible assets and liabilities of Friadent and AZ based upon DENTSPLY's estimate of the fair value of the assets acquired and the liabilities assumed. The remaining purchase price has been allocated to goodwill, which is the excess of cost over the fair value of the net assets acquired, and included in "Costs in excess of fair value of net assets acquired, net" in the unaudited pro forma combined balance sheet. The purchase price for Degussa Dental, including estimated fees and expenses, has been preliminarily allocated to inventory (to record acquired precious metals and other inventories at fair market value), identifiable intangible assets and goodwill, pending the completion of valuations of acquired tangible and intangible assets and liabilities. Goodwill is included in "Cost in excess of businesses acquired, less amortization" in the unaudited pro forma combined balance sheet. The pro forma adjustments directly attributable to the acquisition relate primarily to the allocation of purchase price to the fair value of the net assets acquired and the depreciation and amortization of the fair value adjustments over their estimated useful lives.

    The allocation of purchase price for Degussa Dental may be revised when additional information concerning valuations of various tangible and intangible assets and liabilities becomes available. Accordingly, the final purchase price allocation for Degussa Dental could be different from the amounts reflected in the unaudited pro forma combined financial information.  In  addition,  the  unaudited  pro  forma  combined  financial
information   gives  effect  only  to  the  adjustments  set  forth  in  the accompanying notes and does not reflect all restructuring costs, nor any potential cost savings or other synergies that DENTSPLY management expects to realize as a result of the acquisitions. Plans are being currently developed to integrate the operations of the companies, which may involve various costs including employee severance expenses and asset write-offs. Some of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the combination. However, the plans are not yet sufficiently advanced to determine the total amount of those costs which would be accounted for as accrued liabilities on the effective date of the combination. To the extent that these costs are not accounted for as accrued liabilities at the date of the combination, a charge may be recorded, which may be material. The total amount of the charge cannot be quantified at this time, but it is expected to be recognized in the period in which the restructuring occurs.

                                               DENTSPLY PRO FORMA FINANCIAL INFORMATION


DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED 30th JUNE, 2001

                                                                            Degussa                          Combined
                                                                         Dental Pro                          DENTSPLY
                                                          Degussa             Forma                       and Degussa
                                       DENTSPLY            Dental       Adjustments         Note (1)           Dental
                                                       (in thousands, except per share amounts)
Net sales                             $ 500,304         $ 220,080          $     --               i)         $720,384
Cost of products sold                   236,763           138,914                --               i)          375,677
Gross profit                            263,541            81,166                --                           344,707
Selling, general and
   administrative expenses              178,784            54,665             1,667               e)          235,116
Other operating expense, net                 --             6,560           (3,623)               g)            4,337
                                             --                --             1,400               c)
Restructuring and other costs
   (income)                               5,500                --                --                             5,500
Operating income                         79,257            19,941               556                            99,754
Other income and expenses:
Interest expense                          7,877             2,188            11,640               f)           19,517
                                                                            (2,188)               b)
Interest income                           (484)             (600)               600               b)            (484)
Other expense (income), net            (23,720)                81                --                          (23,639)
Income before income taxes               95,584            18,272           (9,496)                           104,360
Provision for income taxes               33,854             7,549           (3,324)               h)           38,079
Net income                             $ 61,730          $ 10,723         $ (6,172)                           $66,281
Earnings per common share:

Basic                                  $   1.19                                                               $  1.28
Diluted                                    1.18                                                                  1.26
Weighted average common shares
   outstanding:
Basic                                    51,695                                                                51,695
Diluted                                  52,471                                                                52,471


                                               DENTSPLY PRO FORMA FINANCIAL INFORMATION


DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF 30th JUNE, 2001
                                                                             Degussa                         Combined
                                                                          Dental Pro                         DENTSPLY
                                                            Degussa            Forma                      and Degussa
                                            DENTSPLY         Dental      Adjustments      Note (1)             Dental
                                                         (in thousands, except per share amounts)
Assets
Current assets:
   Cash and cash equivalents                 $16,960        $ 2,526        $ (2,526)            b)            $16,960
   Accounts and notes                        136,452         56,836               --                          193,288
     receivable-trade, net
   Accounts receivable from                       --          1,442               --                            1,442
     affiliated companies
   Inventories, net                          154,672         87,721           30,000            c)            202,393
                                                                            (70,000)            c)
   Prepaid expenses and other                 41,871          7,077               --                           48,948
     current assets
   Total current assets                      349,955        155,602         (42,526)                          463,031
   Property, plant and equipment,            185,515         48,888               --            d)            234,403
     net
   Identifiable intangible assets,           165,094         29,556           50,000            e)            244,650
     net
   Costs in excess of fair value of          410,432         85,574          328,520            g)            738,952
     net assets acquired, net
                                                  --             --         (85,574)            g)
   Other noncurrent assets                    51,827          6,261               --                           58,088
   Total assets                          $ 1,162,823      $ 325,881        $ 250,420                      $ 1,739,124
Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                         $ 45,063       $ 11,526              $--                          $56,589
   Accounts payable due to
     affiliated companies                         --          4,119               --                            4,119
   Accrued liabilities                       101,220         15,869               --                          117,089
   Income taxes payable                       36,015         28,426         (16,006)            b)             48,435
   Other current liabilities                      --          7,328               --                            7,328
   Notes payable and current
     portion of long-term debt                 1,480         20,950         (20,950)            b)              1,480
Total current liabilities                    183,778         88,218         (36,956)                          235,040
Long-term debt                               340,116          5,706          485,000            f)            825,116
                                                                             (5,706)            b)
Deferred income taxes                         25,257         12,533               --                           37,790
Other noncurrent liabilities                  46,642         26,802               --                           73,444
Total liabilities                            595,793        133,259          442,338                        1,171,390
Minority interests in consolidated
   subsidiaries                                4,355            704               --                            5,059
Commitments and contingencies
Stockholders' equity                         562,675        191,918        (191,918)                          562,675
Total liabilities and stockholders'
   equity                                $ 1,162,823      $ 325,881        $ 250,420                      $ 1,739,124


                                               DENTSPLY PRO FORMA FINANCIAL INFORMATION


DENTSPLY INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED 31st DECEMBER 2000

                                                                                                                            Combined
                                                                             Combined                                      DENTSPLY,
                                                        Degussa              DENTSPLY                  Combined AZ           Degussa
                                                        Dental                 and         Combined    and Friadent          Dental,
                                            Degussa    Pro Forma     Note     Degussa        AZ and     Pro Forma    Note     AZ and
                               DENTSPLY      Dental    Adjustments   (1)      Dental        Friadent   Adjustments   (2)    Friadent
                                                 (in thousands, except per share amounts)
Net sales                     $ 889,796    $ 453,880        $--      i)     $1,343,676      $ 111,613       $--           $1,455,289
Cost of products sold           426,202      318,267         --                744,469         54,931        --              799,400
Gross profit                    463,594      135,613         --                599,207         56,682        --              655,889
Selling, general and
   administrative expenses      299,734      114,722         --                417,789         42,153     1,700     c)       464,656
                                                          3,333      e)                                   3,014     b)
Other operating expense, net         --        5,618    (7,639)      g)            779             --        --                  779
                                     --           --      2,800      c)
Restructuring and other costs
   (income)                        (56)           --         --                   (56)             --        --                 (56)
Operating income                163,916       15,273      1,506                180,695         14,529   (4,714)              190,510
Other income and expenses:
   Interest expense              10,153        4,298     23,280      f)         33,433            629     8,602     d)        42,664
                                                        (4,298)      b)
   Interest income                (862)      (2,519)      2,519      b)           (862)         (384)        --              (1,246)
   Other expense (income), net    2,829          284         --                   3,113         (607)        --                2,506
Income before income taxes      151,796       13,210   (19,995)                 145,011        14,891  (13,316)              146,586
Provision for income taxes       50,780          779        972      h)          52,531         6,342   (4,065)     e)        54,808
Net income                    $ 101,016     $ 12,431 $ (20,967)                $ 92,480       $ 8,549 $ (9,251)             $ 91,778
Earnings per common share:
   Basic                         $ 1.95                                          $ 1.78                                       $ 1.77
   Diluted                         1.93                                            1.77                                         1.75
Weighted average common shares
   outstanding:
   Basic                         51,856                                          51,856                                       51,856
   Diluted                       52,373                                          52,373                                       52,373

         NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


Acquisition of Degussa Dental
(1) The process of determining the adjustments necessary to record the assets and liabilities of Degussa Dental at fair value and allocating the excess purchase consideration over fair value of net assets acquired is being carried out. The allocation of the total expected consideration of
    (euro)576 million, or US$530 million based on the exchange rate at the closing date of 0.92 US$/euro, to the assets and liabilities of Degussa Dental will be made on management's best estimates of fair value pending the completion of valuations of acquired tangible and intangible assets and liabilities. In the unaudited pro forma combined financial statements, preliminary fair value adjustments have been recorded related to inventory and identifiable intangible assets for assets acquired from Degussa Dental, pending the completion of valuations. The estimates made in the unaudited pro forma combined balance sheet at 30th June, 2001 to record the acquisition of Degussa Dental are described below:

                                                            (in thousands)
    Purchase consideration                                     $530,000
    Costs and fees of the transaction                            25,000
    Total purchase consideration                                555,000  (a)
    Less:
    Net book value of Degussa Dental's net assets,
      adjusted for assets and liabilities not assumed and
      net debt                                                  146,480  (b)
    Fair value of Degussa Dental's inventory                     30,000  (c)
    Fair value of Degussa Dental's identifiable intangible
    assets                                                       50,000  (e)
    Goodwill                                                  $ 328,520  (g)

(a) The unaudited pro forma combined financial information does not give effect to all restructuring costs, nor any potential cost savings, revenue enhancements, or other synergies that could result from the acquisition of Degussa Dental. Plans are being currently developed to integrate the operations of the combining companies, which may involve some costs including employee severance expenses and asset write-offs. Some of these costs may be accounted for as accrued liabilities and included in the allocation of the purchase price consideration at the date of the combination. To the extent that these costs are not accounted for as accrued liabilities at the date of the combination, an income statement charge may result, which may be material. The total amount of the charge cannot be quantified at this time, but if made it is expected to be recognized in the period in which the restructuring occurs. Management's plans are not yet sufficiently advanced to determine the total amount of those costs which would be accounted for as accrued liabilities on the effective date of the acquisition. To the extent that these costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to goodwill in the unaudited pro forma combined balance sheet would increase.

(b) In certain instances, the historical financial statements for DENTSPLY present captions in a more summarized form than Degussa Dental's
    presentation.  In  order  to  have  a  consistent  presentation,   these
    captions were  categorised in conformity with  DENTSPLY's  presentation.
    The historical financial statements for Degussa Dental include an income tax liability of $16.0 million, which will not be assumed by DENTSPLY. In addition, the historical financial statements include net third party debt of $24.1 million (net of cash). The purchase price is based on a debt-free transaction. Any debt existing at closing was assumed by DENTSPLY and will reduce the purchase consideration. As the income tax liability will not be acquired in connection with the acquisition of Degussa Dental and since the net debt effectively will not be acquired,  they have been eliminated as pro forma  adjustments to the unaudited pro forma combined  balance sheet at 30th June,  2001. The
    net  interest   expense   related  to  these   balances
    has also been eliminated as a pro forma adjustment to the unaudited pro forma combined income statement for the six months ended 30th June, 2001 and for the year ended 31st December, 2000.

(c) Management believes a portion of the excess of fair value over book value of Degussa Dental's net assets is related to inventory and has estimated the excess of fair value over book value of Degussa Dental's reported inventory as of the closing date, including the fair value inventory "step-up" in the unaudited pro forma combined balance sheet. A significant portion of the acquired inventory are precious metals composed primarily of gold, silver, platinum and palladium sold to dental laboratories for the construction of crown and bridge work. The precious metals inventory has been adjusted from its historical cost of approximately $45 million as of 30th June, 2001 to its fair value of approximately $70 million using the London fixing of prices established by the London Bullion Market Association (LBMA) of 1st October, 2001. An adjustment of approximately $5 million was made to non-precious metals inventory to estimate the step-up to fair value. No adjustment to cost of sales is reflected in the unaudited pro forma combined statements of income for the six months ended 30th June, 2001 and for the year ended 31st December, 2000 with respect to any fair value adjustments to Degussa Dental's inventory as any adjustment is considered to be a non-recurring charge directly related to the transaction. However, DENTSPLY will incur approximately $2.8 million and $1.4 million in operating lease expenses for the periods ended 31st December, 2000 and 30th June, 2001, respectively, for the leasing of precious metals. These amounts have been included in the pro forma adjustments.

    Following the closing of the acquisition of Degussa Dental, Management anticipates selling the precious metals inventory acquired in the Degussa Dental transaction to a third party. As part of the contemplated transaction, DENTSPLY will receive an up-front cash payment of approximately $70 million in exchange for the precious metals inventory. This up-front cash payment is based on the fair value as of 1st October, 2001. DENTSPLY will use the proceeds from the sale of the precious metals to repay a portion of its outstanding debt. Fluctuations in the market price of the precious metals may materially increase or decrease the fair value of the inventory on the date of closing and may impact the proceeds received from the third party.

(d) Management expects that a portion of the excess of fair value over book value of Degussa Dental's net assets will be related to fixed assets. The process of valuing and allocating the excess of fair value over book value of Degussa Dental's reported net fixed assets is being carried out and, therefore, the fair value fixed asset "step-up" has not been reflected in the unaudited pro forma combined balance sheet at 30th June, 2001 and the unaudited pro forma combined statements of income for the six months ended 30th June, 2001 and for the year ended 31st December, 2000.

(e) DENTSPLY has estimated the fair value of Degussa Dental's identifiable intangible assets which include patents, trademarks and licensing agreements and have reflected an estimated fair value "step-up" of the identifiable intangible assets in the unaudited pro forma combined balance sheet at 30th June, 2001, pending the completion of valuations. DENTSPLY amortizes its identifiable intangible assets on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. The cost of acquired intangible assets will be reduced proportionally when a portion of the asset is disposed of or the asset becomes impaired. Amortization of $1.7 million and $3.3 million related to these fair value adjustments has been included in the unaudited pro forma combined statements of income for the six months ended 30th June, 2001 and for the year ended 31st December, 2000, respectively, based on a weighted average expected useful life of 15 years.

(f) Long-term debt has been increased by $485.0 million to reflect the total purchase consideration of the acquisition of Degussa Dental and the costs associated with the acquisition less the anticipated proceeds from the sale of the precious metals inventory. Interest expense of approximately $11.6 million for the six months ended 30th June, 2001 and $23.3 million for the year ended 31st December, 2000 has been recorded in the unaudited pro forma combined statements of income as a result of the Degussa Dental acquisition.

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


    DENTSPLY funded the acquisition of Degussa Dental primarily through a long-term eurobond debt offering, supplemented by drawings under its revolving credit facility and a private placement of notes. Interest on the long-term debt has been calculated at an assumed interest rate of 4.80 per cent., which reflects the weighted average interest rate that DENTSPLY expects to pay on the eurobond debt and its existing credit facilities. An increase of 0.125 per cent. in the interest rate assumption would increase annual expense by approximately $0.6 million.

(g) Since preliminary valuations of the fixed and intangible assets acquired from Degussa Dental are still in process as of the date of this document, the entire excess of purchase price over the net assets of Degussa Dental, except for that related to inventory and identifiable intangible assets, has been allocated to goodwill for purposes of the unaudited combined pro forma financial information. The preliminary allocation will change upon completion of the necessary valuations and will change the amortization included in the unaudited pro forma combined statement of income.

    In June 2001, the Financial Accounting Standards Board (FASB) in the United States changed the model used to account for purchased business combinations. As a result of this change, goodwill related to acquisitions prior to 30th June, 2001 will continue to be amortised until 1st January, 2002 when amortization will cease and goodwill will be tested for impairment on a periodic basis. Goodwill related to acquisitions occurring subsequent to 30th June, 2001, will not be amortized at all. Therefore, amortization on the goodwill created by the Degussa Dental acquisition has not been recognized in the pro forma combined statements of income for the six months ended 30th June, 2001 and the year ended 31st December, 2000 and the goodwill amortization recognized in Degussa Dental's historical financial statements for these periods have been eliminated as pro forma adjustments.

(h) Income tax expense reflects the tax effects of pro forma adjustments at the federal statutory rate of 35 per cent., excluding amortization of non-tax deductible goodwill. As the transaction, in part, was structured as an asset acquisition the basis in certain deferred tax assets and liabilities were not assumed by DENTSPLY. The unaudited pro forma combined statements of income have been adjusted to exclude changes in deferred tax expense recorded by Degussa Dental for the year ended 31st December, 2000 and the six months ended 30th June, 2001.

(i) A significant proportion of Degussa Dental's net sales comprises sales of precious metals. As the value of these sales is dependent on the price of the precious metals which can fluctuate significantly, DENTSPLY intends in future presentations of its financial results to identify separately the precious metals component of its net sales. Net sales excluding precious metals on a pro forma basis would have been approximately U.S.$127 million and U.S.$255 million lower than shown for the six months ended 30th June, 2001 and for the year ended 31st December, 2000, respectively. Degussa Dental used the LIFO method of accounting for its inventories of precious metals. During the six months ending June 30, 2001, cost of products sold was decreased by approximately U.S.$13.4 million as a result of LIFO inventory liquidation.

         NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


Acquisition of the AstraZeneca Injectible Anaesthesia Business ("AZ") and
    Friadent GmbH (" Friadent")
(2) DENTSPLY has made preliminary adjustments to record the assets and liabilities of AZ and Friadent at fair value and has allocated the excess purchase consideration over fair value of net assets acquired. The total consideration has been allocated to the assets and liabilities of AZ and Friadent based on management's best estimates of fair value.

    (a) The related unaudited pro forma combined statement of income does not give effect to any potential cost savings, revenue enhancements, or other synergies that could result from the acquisition of AZ and Friadent. Plans are currently in place to integrate the operations of the combining companies.

    (b) A total of $105.3 million of the excess fair value over the book value of Friadent's and AZ's net assets is related to identifiable intangible net assets. The excess fair value attributable to identifiable intangible assets relates to Management's determination of the value of Friadent and AZ's patents, trademarks and licensing agreements.

        The determination of the fair value of Friadent's identifiable intangible assets is based on a risk-adjusted discounted net future cash flow analysis of its current product portfolio which was performed by an independent valuation firm. For AZ, the vast majority of purchase price is related to a permanent, exclusive and royalty-free license agreement for the AZ dental injectible anaesthetic products and tradenames. Accordingly, substantially all of the AZ purchase price was allocated to identifiable intangible assets. The license has an indefinite life; however, it will be amortized over 40 years for pro forma presentation.

        Amortization of $3.0 million related to the fair value adjustments in the unaudited pro forma combined statement of income for the year ended 31st December, 2000 has been included.

        DENTSPLY amortizes its identifiable intangible assets on a straight-line basis over their estimated useful lives, ranging from 5 to 40 years. The cost of acquired intangible assets will be reduced proportionally when a portion of the asset is disposed of or the asset becomes impaired.

    (c) A total of $68.0 million of the excess fair value over book value of Friadent's and AZ's net assets has been allocated to goodwill. This goodwill is amortized over 40 years. Amortization of $1.7 million for the year ended 31st December, 2000 is included in the unaudited pro forma combined statements of income.

        In June 2001, the Financial Accounting Standards Board (FASB) in the United States changed the model used to account for purchased business combinations. As a result of this change, goodwill related to acquisitions prior to 30th June, 2001 will continue to be amortized until 1st January, 2002 when amortization will cease and goodwill will be tested for impairment on a periodic basis.

    (d) Long-term debt has been increased by $205.2 million to reflect the consideration paid in the acquisitions of AZ and Friadent, and the costs associated with these acquisitions. Interest expense of approximately $8.6 million for the year ended 31st December, 2000 has been reflected in the unaudited pro forma combined statement of income as a result of the AZ and Friadent acquisitions. DENTSPLY funded the acquisitions of AZ and Friadent through the issuance of private placement debt and the use of its existing credit facilities. Interest on the debt is calculated at an assumed weighted average interest rate of 4.20 per cent., which reflects the interest rate that DENTSPLY expects to pay on the private placement debt and use of its existing credit facilities. This rate does not differ materially from the historic weighted average interest rates during the period presented. The interest rates on these debt facilities are contractually fixed or are effectively fixed through the use of interest rate swaps.

    (e) Income  tax   expense   reflects   the  tax  effects  of  pro  forma
        adjustments  at  the  federal   statutory  rate  of  35  per  cent.,
        excluding amortization of non-tax deductible goodwill.


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